UNITED STATES OF AMERICA
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)

                               CuraGen Corporation
                                (Name of Issuer)

                          Common Stock $ .01 Par Value
                         (Title of Class of Securities)

                                   23126R 10 1
                                 (CUSIP Number)

                                February 14, 1999
             (Date of Event which Requires Filing of this Statement)


        Check the  appropriate  box to designate the rule pursuant to which this
Schedule is filed:

        __     Rule 13d-1(b)

        __     Rule 13d-1(c)

        |X|    Rule 13d-1(d)

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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(1) Names of reporting persons and I.R.S.     Pioneer Hi-Bred International,Inc.
    Identification Nos. of above person(s)    EIN 42-0470520
    (entities only).

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(2) Check the appropriate box if a member of    (a)   N/A
   a group  (see instructions).                 (b)   N/A

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(3) SEC use only

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(4) Citizenship or place of organization.       Iowa corporation

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Number of shares beneficially owned by each reporting person with:

    (5) Sole voting power                       1,000,000
    (6) Shared voting power                     N/A
    (7) Sole dispositive power                  1,000,000
    (8) Shared dispositive power                N/A

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(9) Aggregate amount beneficially owned by      1,000,000
    each reporting person.

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(10) Check if the aggregate amount in Row (9)    N/A
     excludes certain shares (see instructions).

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(11)  Percent of class represented by amount     7.52%
      in Row (9).

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(12)  Type of reporting person                   CO
      (see instructions).

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ITEM 1. (a)  Name of issuer:  CuraGen Corporation
        (b)  Address of issuer's principal executive offices:
                   555 Long Wharf Drive, 11th Floor
                   New Haven, Connecticut   06511

ITEM 2. (a)  Name of person filing:  Pioneer Hi-Bred International, Inc.
        (b)  Address of principal business office or, if none, residence:
                   400 Locust Street, Suite 800
                   Des Moines, Iowa 50309
        (c)  Citizenship:  Iowa
        (d)  Title of class of securities:  Common Stock
        (e)  CUSIP No.:  23126R 10 1

ITEM 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or
               240.13d-2(b) or (c), check whether the person filing is a:

        (a)  _____ Broker or dealer registered under Section 15 of the
                   Act (15 U.S.C. 78o).
        (b)  _____ Bank as defined in Section 3(a)(6) of the Act(15 U.S.C. 78c).
        (c)  _____ Insurance company as defined in Section 3(a)(19) of the
                   Act (15 U.S.C. 78c).
        (d)  _____ Investment company registered under Section 8 of the
                   Investment Company Act of 1940 (15 U.S.C. 80a-8).
        (e)  _____ An investment adviser in accordance with
                   ss.240.13d-1(b)(1)(ii)(E);
        (f)  _____ An employee benefit plan or endowment fund in accordance with
                   ss.240.13d-1(b)(1)(ii)(F);
        (g)  _____ A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
        (h)  _____ A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act (12 U.S.C. 1813);
        (i)  _____ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j)  _____ Group in accordance with ss.240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to ss.240.13d-1(c), check this box _____.

ITEM 4. OWNERSHIP.
        (a)  Amount beneficially owned:          1,000,000 shares
        (b)  Percent of class:                   7.52%
        (c)  Number of shares as to which the person has:
             (i) Sole power to vote or to direct the vote:     1,000,000
            (ii) Shared power to vote or to direct the vote:          0
           (iii) Sole power to dispose or to direct the
                 disposition of:                               1,000,000
            (iv) Shared power to dispose or to direct the
                 disposition of:                                      0

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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ____.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PER CENT ON BEHALF OF ANOTHER PERSON.

                      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                      Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                      Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                      Not applicable.

ITEM 10. CERTIFICATIONS.
         (a) Not  applicable.
         (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        Dated:  February 1, 1999


                                  PIONEER HI-BRED INTERNATIONAL, INC.


                                  By: /s/ Jerry L. Chicoine
                                      ________________________
                                            Signature

                                  Executive Vice President, Chief Operating
                                   Officer and Secretary
                                   ___________________________
                                            Name and Title